Exhibit 99.1

[LETTERHEAD OF ESTERLINE]

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact:                 Brian Keogh         425/453-9400

ESTERLINE REITERATES FULL-YEAR GUIDANCE DESPITE

ONGOING TALKS WITH CANADIAN GOVERNMENT R&D PANEL

BELLEVUE, Wash., August 5, 2008 — Esterline Corporation, (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported that terms-and-conditions discussions with the Canadian government regarding a research and development investment proposal and related claim under a government assistance program have been deferred through Parliament’s summer recess.

Robert W. Cremin, Esterline CEO, referring to Bombardier’s widely reported launch of its new C-Series family of single-aisle jets, said, “The flurry of activity surrounding this recent announcement, and Bombardier’s related negotiations with Canada over launch investment, influenced the timing of Esterline’s discussions with Industry Canada’s Industrial Technologies Office’s SADI* committee.” Cremin said, “…our talks regarding the proposal are now targeted for September.”

Given the change in the timing, Cremin said third quarter earnings per share, “…should be in the $.55 to $.60 range.” More importantly, Cremin reiterated Esterline’s previous full-year earnings per share guidance range of $3.45 to $3.55, indicating comfort with the upper end of that range. He said, “…indicators are pointing up for Esterline as our operations continue to perform ahead of our expectations.”

As Esterline previously reported, the level of contributions received from government agencies, including Industry Canada, affects the company’s net R&D expense. In 2007, the Canadian government amended its technology contribution program. Esterline, in turn, presented a proposal under the new plan for funding support of technology programs currently under way.

A conference call is scheduled for later today at 5 p.m. EDT (2 p.m. PDT). Listeners may access the conference call live over the Internet at www.esterline.com. The company’s regularly scheduled third quarter conference call will take place on Thursday, August 28 at 5 p.m. EDT (2 p.m. PDT).

* Industry Canada is the Canadian Federal Ministry that manages the Strategic Aerospace Defense Initiative, or SADI http://ito.ic.gc.ca/epic/site/ito-oti.nsf/en/h_00022e.html

(more)

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.